Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of September 28, 2026 (the “Effective Date”), by and between NextBoat Inc., a Nevada corporation (the “Company”), and Ross Tannenbaum (the “Executive”). The Company and the Executive are each a “Party” and together the “Parties.”

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and to enter into this Agreement embodying the terms of that employment;

WHEREAS, the Executive desires to accept that employment and enter into this Agreement; and

WHEREAS, the equity awards described in Section 4(c) are granted outside the Company’s 2025 Equity Incentive Plan as an inducement material to the Executive’s entering into employment with the Company, in reliance on the employment inducement exception in Section 711(a) of the NYSE American Company Guide.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Term. The Executive’s employment under this Agreement shall commence on the Effective Date (the “Start Date”) and shall continue for an initial term of four (4) years, through the day before the fourth anniversary of the Start Date (the “Initial Term”), unless earlier terminated in accordance with Section 5. On expiration of the Initial Term, and on each anniversary thereafter, the term shall automatically renew for successive one (1) year periods (each a “Renewal Term,” and together with the Initial Term, the “Employment Term”), unless either Party gives written notice of non-renewal to the other Party not less than ninety (90) days before the end of the then-current term. Non-renewal by the Company shall constitute a termination without Cause and shall entitle the Executive to severance under Section 5(b).

2.	Position and Duties.

(a)	Position. During the Employment Term, the Executive shall serve as Chief Executive Officer of the Company, reporting solely and directly to the Board of Directors of the Company (the “Board”). The Executive shall have the duties, authority, and responsibilities customarily associated with the position of chief executive officer of a company of similar size and nature, together with such other duties consistent with that position as the Board may assign.

(b)	Board Service. The Company shall nominate the Executive for election to the Board at each annual meeting of stockholders occurring during the Employment Term and shall use reasonable best efforts to secure the Executive’s election, in each case subject to the fiduciary duties of the Board and its nominating function. The Executive shall serve on the Board without additional compensation. On the Start Date, the Executive shall deliver to the Board an irrevocable letter of resignation from the Board, to be effective only upon the termination of his employment for any reason and acceptance by the Board.

(c)	Exclusivity. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of his duties and shall not engage in any other business or occupation for compensation, except as permitted by Section 2(d).

(d)	Permitted Activities. Notwithstanding Section 2(c), the Executive may (i) engage in civic, charitable, and educational activities, (ii) manage his personal investments, (iii) continue to own and oversee the businesses identified on Exhibit A, including a floating dock manufacturing and installation business, and (iv) serve as a member of the board of directors (or such equivalent governing body) of another entity, provided the Executive obtains prior approval to serve in such role from the Board, which approval shall not be unreasonably withheld, conditioned, or delayed, in each case so long as those activities do not materially interfere with the performance of his duties to the Company. The Company acknowledges that the businesses identified on Exhibit A, including any expansion of such businesses within the business lines described on Exhibit A, are not competitive with the Company for purposes of this Agreement, and shall not be deemed competitive with the Company solely because the Company or any member of the Company Group later expands into, conducts, or otherwise engages in any such business line.

(e)	Related Person Transactions. Any transaction between the Company or any of its subsidiaries, on the one hand, and any entity identified on Exhibit A or any other entity in which the Executive holds a direct or indirect interest, on the other hand, that is material or required to be disclosed under applicable securities laws constitutes a related person transaction requiring approval by the disinterested directors of the Board and disclosure under Item 404 of Regulation S-K, and every such transaction remains subject to the Company’s related person transaction policy. The Executive shall promptly notify the Board in writing of any such transaction to the extent material or required to be disclosed under applicable securities laws, whether proposed, pending, or existing, and shall promptly supplement Exhibit A on acquiring an interest in any additional entity.

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(f)	Corporate Opportunities. During the Employment Term, the Executive shall not, for his own account or through any entity identified on Exhibit A or any other entity in which he holds an interest, pursue or participate in any business opportunity that (i) is presented to him in his capacity as an officer or director of the Company, (ii) is identified or developed using the Company Group’s Confidential Information or resources, or (iii) the Company Group is actively pursuing or evaluating, in each case unless the opportunity has first been offered to the Company and declined by the disinterested members of the Board. For purposes of this Section 2(f), “Company Group” and “Confidential Information” have the meanings given in Section 7.

3.	Place of Performance. The principal place of the Executive’s employment shall be the Company’s office located at 151 Las Olas Circle, Suite 211, Fort Lauderdale, Florida 33316. The Executive may work remotely in his discretion from time to time on a periodic basis, and shall travel as reasonably necessary to perform his duties.

4.	Compensation.

(a)	Base Salary. During the initial year of the Employment Term, the Company shall pay the Executive a base salary at the annual rate of Two Hundred Forty Thousand Dollars ($240,000), payable in accordance with the Company’s customary payroll practices and subject to applicable withholdings. Following the initial year of the Employment Term, the Executive’s base salary shall be increased to the annual rate of Four Hundred Thousand Dollars ($400,000) and may not thereafter be reduced below that rate without the Executive’s consent, and annually thereafter, the Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s base salary against compensation data for comparable companies, with any further increase in the discretion of the Compensation Committee. The base salary as then in effect is referred to as the “Base Salary.”

(b)	Annual Bonus.

(i)	For the fiscal year ending December 31, 2026, the Executive shall be eligible to receive an annual bonus in the sole discretion of the Board (the “Annual Bonus”).

(ii)	For each fiscal year of the Company beginning with the fiscal year ending December 31, 2027, the Executive shall be entitled to an Annual Bonus equal to (A) $100,000 if the Company achieves breakeven Adjusted EBITDA or greater for that fiscal year, and (B) if Adjusted EBITDA equals or exceeds $1,000,000, the following percentage of Adjusted EBITDA for that fiscal year, applied to the full amount of Adjusted EBITDA: (1) two and one-half percent (2.5%) if Adjusted EBITDA is at least $1,000,000 and not more than $3,000,000; (2) four percent (4%) if Adjusted EBITDA exceeds $3,000,000 and is not more than $6,000,000; and (3) six percent (6%) if Adjusted EBITDA exceeds $6,000,000. In addition, the Board or Compensation Committee may, in its discretion, establish, approve, or pay an additional Annual Bonus based on other performance metrics, including strategic, operational, financial, individual, or transaction-related performance goals, provided that any such discretionary bonus shall not reduce any Annual Bonus otherwise earned under the preceding sentence. No Annual Bonus is payable under this Section 4(b)(ii) for a fiscal year in which Adjusted EBITDA is less than zero, except as otherwise approved by the Board or Compensation Committee pursuant to the immediately preceding sentence. Except as provided in Section 5, the Executive must be employed on the last day of a fiscal year to earn the Annual Bonus for that year.

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(iii)	Each Annual Bonus shall be paid in cash in the following calendar year and within thirty (30) days after the Company files its audited consolidated financial statements for the applicable fiscal year, and in all events no later than April 30 of the calendar year following that fiscal year. For purposes of Section 5(c), the “Target Bonus” for any year means the Annual Bonus paid to the Executive for the immediately preceding fiscal year, or $100,000 if none was paid.

(c)	Equity Awards. On the Effective Date, and subject to approval by the Compensation Committee, the Company shall grant the Executive the awards described in this Section 4(c) (collectively, the “Awards”). Each Award shall be granted outside the Company’s 2025 Equity Incentive Plan as an employment inducement award in reliance on Section 711(a) of the NYSE American Company Guide, and shall be evidenced by separate award agreements consistent with this Section 4(c). All options granted hereunder are non-qualified stock options and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(i)	Time Vesting Options. The Company shall grant to the Executive options to acquire one million (1,000,000) shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Time Vesting Options”), of which (A) two hundred thousand (200,000) shares shall be fully vested on the date of grant as an inducement award in lieu of a cash signing bonus, and (B) the remaining eight hundred thousand (800,000) shares shall vest in forty-eight (48) equal monthly installments of 16,666.66 shares, such that the Time Vesting Options shall be fully vested on the fourth anniversary of the Start Date, in each case subject to the Executive’s continued employment through the applicable vesting date. The Time Vesting Options shall have a term of ten (10) years from the date of grant.

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(ii)	Performance Options. The Company shall grant to the Executive options to acquire one million (1,000,000) shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Performance Options”). The Performance Options shall have a term of ten (10) years from the date of grant.

The Performance Options shall vest in four tranches of 250,000 shares, each upon the Company achieving the following levels of consolidated Adjusted EBITDA in any single fiscal year ending during the Employment Term: (A) 250,000 shares shall vest at breakeven (Adjusted EBITDA of zero or greater); (B) 250,000 shares shall vest at $1,500,000 Adjusted EBITDA; (C) 250,000 shares shall vest at $3,000,000 Adjusted EBITDA; and (D) 250,000 shares shall vest at $5,000,000 Adjusted EBITDA. Each tranche shall vest on achievement of the applicable level, subject to the Executive’s continued employment.

Achievement of each level of Adjusted EBITDA is measured on the Company’s audited consolidated financial statements. Once achieved, a tranche is permanently earned and does not lapse if Adjusted EBITDA declines in a later fiscal year. Where more than one level is achieved in the same fiscal year, all corresponding tranches shall fully vest. “Adjusted EBITDA” shall be defined in the applicable award agreement by reference to a closed schedule of permitted add-backs fixed as of the Effective Date, consistent with the Company’s existing reporting convention, provided that non-cash compensation expenses, including stock-based compensation expenses related to grants made prior to the Start Date, shall be excluded from the calculation of Adjusted EBITDA, interest expense on floor plan financing shall be treated as an operating expense and shall not be added back, and the results of any business acquired by the Company or its subsidiaries shall be included only from the date of closing, and excluding any portion attributable to third-party investor profit participation. Any dispute as to the calculation of Adjusted EBITDA shall be resolved by the Company’s independent auditor, whose determination, in the absence of manifest error, shall be final and binding on the Parties.

The Executive shall be entitled to any tranche earned on account of a fiscal year if he is employed on the last day of that fiscal year, even if Adjusted EBITDA is not calculated until a later date on which he is no longer employed by the Company.

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(iii)	$5.00 Options. The Company shall grant to the Executive options to acquire five hundred thousand (500,000) shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the date of grant (the “$5.00 Options”). The $5.00 Options shall vest in full on the Company’s common stock achieving a volume-weighted average price of $5.00 or greater over sixty (60) consecutive trading days, subject to the Executive’s continued employment through the achievement date. If the Company’s common stock is no longer publicly traded, the $5.00 Options shall vest in full if the per share value of the Company’s common stock, as determined in the Company’s annual valuation, equals or exceeds $5.00, without applying any discount for lack of marketability or similar minority, illiquidity, or marketability discount, subject to the Executive’s continued employment through the applicable valuation date. The $5.00 Options shall have a term of ten (10) years from the date of grant.

(iv)	Change in Control. On a Change in Control, (A) any then-unvested Time Vesting Options shall vest in full; (B) any then-unvested Performance Options shall vest in full; and (C) the $5.00 Options shall vest in full if the per share consideration in the transaction is $5.00 or greater. Notwithstanding the foregoing, no acceleration under this Section 4(c)(iv) shall occur by reason of an Excluded Transaction, if, and only if, in an Excluded Transaction the Awards are assumed or substituted with equivalent awards by the Company or its successor, in which case the assumed or substituted awards shall continue vesting on the same vesting terms as the Awards. “Excluded Transaction” means a Change in Control in which the acquiring or surviving person, or any member of a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) effecting the Change in Control, is (1) a person who, together with its affiliates, beneficially owned more than thirty percent (30%) of the combined voting power of the Company’s outstanding voting securities immediately before the transaction, or an affiliate of that person, or (2) the Executive or an affiliate of the Executive.

(v)	Post-Termination Exercise. In any termination of the Executive’s employment other than by the Company for Cause, the Executive shall have sixty (60) months from the Termination Date to exercise vested options, subject in all cases to the expiration of the original ten-year term.

(vi)	Withholding on Awards. The delivery of shares under any Award is conditioned on satisfaction of all applicable withholding obligations. The Company may, in its discretion, satisfy those obligations by withholding shares otherwise deliverable.

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(d)	Employee Benefits. During the Employment Term, the Executive shall be eligible to participate in all medical, dental, vision, life, and disability plans available to senior executives of the Company, on terms no less favorable than those offered to any other such senior level executive, and in the Company’s 401(k) plan and any non-qualified deferred compensation plan, with any Company match or contribution available to senior executives. The Company may amend, modify, or terminate any benefit plan at any time in accordance with its terms.

(e)	Business Expenses. The Company shall reimburse the Executive for all reasonable and documented business expenses incurred in performing his duties, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(f)	Legal Fees. The Company shall reimburse the Executive for the reasonable attorneys’ fees incurred by him in negotiating the term sheet, this Agreement, and the award agreements contemplated by Section 4(c), subject to a maximum of $20,000. Reimbursement shall be made within thirty (30) days of presentation of an invoice.

(g)	Indemnification; D&O Insurance. The Company shall enter into a written indemnification agreement with the Executive on the most protective terms permitted by Nevada law and the Company’s articles of incorporation and bylaws, and no less favorable than the terms of any indemnification agreement entered into from time to time with any other senior executive or member of the Board, covering the Executive in both his officer and director capacities and including advancement of expenses. At all times during which the Executive is employed by the Company or serves on the Board, and for a period of six (6) years thereafter, the Company shall maintain directors’ and officers’ liability insurance at commercially reasonable levels covering the Executive on terms no less favorable than those applicable to any other officer or director, and shall obtain tail coverage on a Change in Control.

5.	Termination of Employment. The Employment Term and the Executive’s employment may be terminated by either Party at any time and for any reason. On termination, the Executive shall be entitled only to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or benefits from the Company.

(a)	Non-Renewal of the Term by Executive, For Cause, or Without Good Reason. If the Executive’s employment is terminated on expiration of the Employment Term following Executive’s notice of non-renewal, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive (i) any Base Salary earned but unpaid through the Termination Date; (ii) reimbursement of unreimbursed business expenses properly incurred; (iii) any Annual Bonus earned but unpaid for a completed fiscal year, except that no such bonus shall be payable if the Executive is terminated for Cause; and (iv) such employee benefits as to which the Executive may be entitled under the Company’s benefit plans (together, the “Accrued Amounts”).

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(b)	Termination Without Cause, Non-Renewal by the Company, or for Good Reason. If the Executive’s employment is terminated by the Company without Cause, due to a non-renewal by the Company of the Employment Term, or by the Executive for Good Reason, then in addition to the Accrued Amounts and subject to Section 5(f), the Executive shall be entitled to:

(i)	continuation of Base Salary for twelve (12) months, payable in installments when and as the same would have been payable but for the termination;

(ii)	a prorated Annual Bonus for the year of termination, payable in the same manner and at the same time as the Annual Bonus would otherwise have been paid and based on actual results for the fiscal year of termination;

(iii)	twelve (12) months of vesting credit on the Time Vesting Options;

(iv)	retention of all vested Performance Options, together with the right to vest in the unvested Performance Options that would have vested on account of the fiscal year of termination based on the Adjusted EBITDA achieved by the Company for that fiscal year, as if the Executive had remained employed for the full fiscal year;

(v)	retention of all vested $5.00 Options, together with the right to vest in the unvested $5.00 Options if the Company’s common stock meets the $5.00 price target described in Section 4(c)(iii) for any sixty (60) consecutive trading days during the six (6) months following the Termination Date; and

(vi)	payment of COBRA premiums for twelve (12) months.

(c)	Change in Control Termination. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case within twelve (12) months following a Change in Control, then in lieu of the amounts described in Section 5(b), the Executive shall receive a lump sum payment equal to one and one-half (1.5) times the sum of (i) Base Salary and (ii) the Target Bonus for the year of termination, together with the equity treatment described in Section 4(c)(iv) (to the extent not already fully vested) and payment of COBRA premiums for eighteen (18) months.

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(d)	Death or Disability. On termination of the Executive’s employment on account of death or Disability, the Executive or his estate shall be entitled to receive (i) Base Salary through the date of death or Disability; (ii) a prorated Annual Bonus for the year of death or Disability; (iii) any Annual Bonus earned but unpaid for the prior fiscal year; and (iv) full vesting of all equity and equity-based awards then outstanding.

(e)	Definitions.

(i)	“Cause” means the Executive’s: (A) willful and continued failure to perform his material duties to the Company, other than as a result of Disability, after written notice describing such failure in reasonable detail and a thirty (30)-day opportunity to cure; (B) willful refusal to comply with a lawful written directive of the Board that is consistent with the Executive’s position and duties and that, if not cured, would reasonably be expected to result in material harm to the Company, after written notice and a thirty (30)-day opportunity to cure; (C) conviction of, or plea of guilty or nolo contendere to, a felony or crime involving fraud, theft, embezzlement or moral turpitude; (D) material breach of a material obligation under this Agreement or a material written Company policy applicable to senior executives that causes material harm to the Company, after written notice describing such breach in reasonable detail and a thirty (30)-day opportunity to cure if curable; (E) fraud, embezzlement or material dishonesty with respect to the Company; or (F) a willful violation of federal or state securities laws or of the Company’s insider trading policy, or the Executive becoming subject to any disqualifying event described in Rule 506(d)(1) of Regulation D due to Executive’s conduct. No act or failure to act shall be deemed “willful” unless it is done, or omitted to be done, in bad faith and without a reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Termination for Cause shall require approval by a majority of the disinterested members of the Board, following written notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board.

(ii)	“Good Reason” means, without the Executive’s written consent, (A) a reduction in Base Salary or a change to the Annual Bonus formula in Section 4(b)(ii) that reduces the Annual Bonus payable; (B) a material reduction in the Executive’s authority, duties, or responsibilities, including ceasing to report solely and directly to the Board; (C) a relocation of the Executive’s principal place of employment; or (D) a material breach by the Company of this Agreement. The Executive must give written notice within ninety (90) days after the initial occurrence, the Company shall have thirty (30) days to cure, and the Executive must terminate within ninety (90) days after the cure period expires, failing which the Executive is deemed to have waived Good Reason with respect to that event.

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(iii)	“Disability” means the Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12) month period, as determined by the Board in good faith.

(iv)	“Change in Control” means the first to occur of (A) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of the Company’s outstanding voting securities; (B) a merger, consolidation or similar transaction after which the holders of the Company’s voting securities immediately before the transaction hold less than fifty percent (50%) of the combined voting power of the surviving or resulting entity; (C) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (D) individuals who constitute the Board on the Effective Date, together with any director whose election or nomination was approved by a majority of those directors then in office, ceasing to constitute a majority of the Board within any twelve (12) month period. To the extent required to avoid adverse tax consequences under Section 409A of the Code, a transaction shall constitute a Change in Control only if it also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, within the meaning of Section 409A.

(f)	Release. The payments and benefits described in Sections 5(b) and 5(c), other than the Accrued Amounts, are conditioned on the Executive executing and not revoking a general release of claims in the form attached as Exhibit B within fifty-two (52) days following the Termination Date. If the period for execution and revocation spans two taxable years, payment shall be made or commence in the later taxable year.

(g)	Notice of Termination; Termination Date. Any termination other than on account of death shall be communicated by written notice specifying the provision relied on and the facts constituting the basis for termination. The “Termination Date” means the date specified in the notice or, if none, the date of the notice, and in all events the date on which the Executive incurs a separation from service within the meaning of Section 409A of the Code.

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(h)	Resignation of All Other Positions. On termination for any reason, the Executive shall be deemed to have resigned from all positions he then holds as an officer, director, manager, or fiduciary of the Company and its affiliates, and shall execute any documents reasonably requested to give effect to that resignation.

(i)	No Mitigation. The Executive shall not be required to seek other employment or otherwise mitigate the amount of any payment under this Agreement, and no such payment shall be reduced by any compensation earned from other employment.

(j)	Section 280G. If any payment or benefit under this Agreement, together with all other payments and benefits the Executive receives, would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount shall be reduced to the largest amount that would result in no portion being subject to that excise tax, but only if the reduction results in a greater after-tax amount to the Executive than payment of the full amount. For purposes of this Section 5(j), any reduction in payments shall be made in the following order: first, cash severance payments that do not constitute nonqualified deferred compensation within the meaning of Section 409A of the Code; second, cash severance payments that do constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, with later scheduled payments reduced before earlier scheduled payments; third, continued welfare benefits; fourth, accelerated vesting of equity awards that are stock options or stock appreciation rights; and fifth, accelerated vesting of all other equity or equity-based awards, in each case beginning with the payments that produce the greatest present value reduction in parachute payments. Any determinations required under this Section 5(j), including whether any payments constitute parachute payments, the amount of any parachute payments, the amount of any excise tax, the amount of any reduction and the assumptions to be used in making those determinations, shall be made by a nationally recognized accounting firm or compensation consulting firm selected by the Company and reasonably acceptable to the Executive (the “280G Firm”). The 280G Firm shall provide its calculations and reasonable supporting detail to the Company and the Executive, and the Executive shall have a reasonable opportunity to review and comment on those calculations before they become final. The Company shall bear all fees and expenses of the 280G Firm. In making the determinations under this Section 5(j), the 280G Firm shall take into account, to the maximum extent permitted by applicable law, the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including any amount attributable to any noncompetition or other restrictive covenant. The Company shall not provide any gross-up for taxes imposed under Section 4999.

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6.	Cooperation. For a period of six (6) months following the Termination Date, upon the receipt of reasonable advance written notice from the Company, with due consideration for the Executive’s other business or personal commitments, the Executive shall use commercially reasonable efforts to cooperate with the Company in the defense or prosecution of any claim, investigation, or proceeding relating to events occurring during his employment, including by making himself available for interviews, document review, deposition, and testimony. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in providing that cooperation and shall use reasonable efforts to schedule cooperation so as not to interfere with the Executive’s subsequent employment.

7.	Confidential Information. The Executive acknowledges that in the course of his employment he will have access to confidential and proprietary information of the Company and its subsidiaries and affiliates (the “Company Group”), including customer and vessel lists, pricing, financial data, acquisition plans, and trade secrets (“Confidential Information”). During and after employment, the Executive shall not disclose or use any Confidential Information except in performing his duties or as required by law. Nothing in this Agreement prohibits the Executive from reporting possible violations of law to any governmental agency or regulatory authority, or from making disclosures protected under the whistleblower provisions of federal law, and the Executive is not required to notify the Company of any such report. Under the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable for disclosing a trade secret in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a filing made under seal in a lawsuit.

8.	Restrictive Covenants.

(a)	Territory. For purposes of this Section 8, “Territory” means each state, country, and other jurisdiction in which the Company Group conducts business, or has taken material steps to conduct business, as of the Termination Date.

(b)	Non-Competition. During the Employment Term and for twenty-four (24) months following the Termination Date, the Executive shall not, directly or indirectly, engage in the business of buying, selling, leasing, repairing, maintaining, or brokering boats or yachts within the Territory, whether as owner, partner, member, officer, director, employee, consultant, or agent. This Section 8(b) does not restrict the Executive’s ownership or oversight of the businesses identified on Exhibit A, including any expansion of such businesses within the business lines described on Exhibit A, and those businesses shall not be deemed competitive with the Company solely because the Company or any member of the Company Group later expands into, conducts, or otherwise engages in any such business line, in each case subject to Section 2(f).

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(c)	Non-Solicitation of Customers. During the Employment Term and for twenty-four (24) months following the Termination Date, the Executive shall not solicit any customer of the Company Group for business of the type conducted by the Company Group. General solicitations not targeted at Company Group customers are not a violation of this Section 8(c).

(d)	Non-Solicitation of Employees. During the Employment Term and for twenty-four (24) months following the Termination Date, the Executive shall not solicit for employment or engagement any employee or independent contractor of the Company Group, or induce any such person to terminate his or her relationship with the Company Group. General solicitations not targeted at Company Group personnel are not a violation of this Section 8(d).

(e)	Legitimate Business Interests. The Executive acknowledges that the covenants in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company Group, including its Confidential Information, substantial relationships with prospective and existing customers, and the goodwill associated with its trade names and its geographic trade areas, within the meaning of Section 542.335 of the Florida Statutes.

9.	Non-Disparagement. During the Employment Term and thereafter, the Executive shall not make any disparaging statement about the Company Group or its directors or executive officers, and the Company shall not, and shall cause its directors and executive officers, while acting in their capacities as such, not to, make, solicit or encourage others to make any disparaging statement about the Executive. Nothing in this Section 9 limits either Party from testifying truthfully or making any disclosure required by law, and nothing in this Section 9 restricts deliberations of the Board or its committees, evaluations of the Executive’s performance, or communications among directors and officers in the performance of their duties.

10.	Remedies. The Executive acknowledges that a breach of Section 7 or Section 8 would cause irreparable harm for which monetary damages would be an inadequate remedy, and agrees that the Company shall be entitled to seek injunctive relief, in addition to any other remedy available at law or in equity.

11.	Proprietary Rights. All inventions, works of authorship, developments, and improvements conceived or made by the Executive during the Employment Term that relate to the business of the Company Group, including all software, platforms, and customer relationship management systems, are the sole property of the Company. To the extent any such work is not a work made for hire, the Executive assigns to the Company all right, title, and interest in it. The Executive shall execute all documents reasonably requested to perfect the Company’s rights. This Section 11 does not apply to any invention or work product of the businesses identified on Exhibit A that does not relate to the business of the Company Group and was not developed using Company Group resources.

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12.	Clawback. Any incentive-based compensation paid or payable to the Executive is subject to recovery under the Company’s clawback policy as adopted in accordance with Rule 10D-1 under the Securities Exchange Act of 1934 and the listing standards of the NYSE American, as amended from time to time, and to any recovery required under Section 304 of the Sarbanes-Oxley Act of 2002. The Executive acknowledges that this Section 12 does not constitute Good Reason.

13.	Company Policies. The Executive shall comply with all written policies of the Company applicable to executive officers, including its insider trading policy and any restrictions on hedging and pledging of Company securities, its code of business conduct and ethics, and its related person transaction policy, in each case as in effect from time to time; provided that any such future policies may not materially impair Executive’s rights under this Agreement or apply retroactively in a discriminatory manner, provided further that the foregoing limitation shall not apply to any policy, or any amendment to a policy, adopted to comply with applicable law, regulation or the listing standards of the NYSE American, including the policy described in Section 12.

14.	Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like term shall mean “separation from service.” The Executive’s right to receive any installment payment is treated as a right to receive a series of separate and distinct payments for purposes of Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A on the Termination Date, any payment constituting nonqualified deferred compensation under Section 409A that is payable on separation from service shall, to the extent required by Section 409A, be delayed until the first business day following the expiration of the six (6) month period measured from the Termination Date, or if earlier, the Executive’s death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment date specified for them herein. To the extent reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation for purposes of Section 409A, such reimbursements or expenses shall be made no later than the last day of the taxable year following the taxable year in which the expense was incurred, the amount eligible for reimbursement in one taxable year shall not affect the amount eligible in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange. The Company makes no representation that any payment under this Agreement complies with Section 409A and shall have no liability to the Executive for any tax imposed under it.

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15.	Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, local, and foreign taxes required to be withheld.

16.	Representations of the Executive. The Executive represents and warrants that (a) he is not subject to any agreement or restriction that would prevent or restrict him from entering into this Agreement or performing his duties; (b) he is not subject to any event that would require disclosure under Item 401(f) of Regulation S-K; (c) he is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1) of Regulation D; and (d) he has not been an employee or director of the Company prior to the Start Date. The Executive shall promptly notify the Board if any of these representations ceases to be accurate.

17.	Conditions Precedent. The obligations of the Company under this Agreement are subject to (a) approval of this Agreement and the Awards by the Compensation Committee and, if required, the Board; (b) completion of a background check satisfactory to the Company; (c) delivery of a completed director and officer questionnaire; (d) delivery of Exhibit A; and (e) the effectiveness of the resignation or other separation of the incumbent Chief Executive Officer.

18.	Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Florida, without regard to conflict of laws principles. Each Party consents to the exclusive jurisdiction and venue of the state and federal courts located in Broward County, Florida, and waives any objection based on forum non conveniens. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

19.	Miscellaneous.

(a)	Entire Agreement. This Agreement, together with the award agreements contemplated by Section 4(c), the indemnification agreement contemplated by Section 4(g), and the Exhibits, constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements and understandings, including the term sheet exchanged between the Parties.

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(b)	Amendment and Waiver. No provision may be amended or waived except by a writing signed by both Parties. No waiver of any breach constitutes a waiver of any other breach.

(c)	Severability. If any provision is held invalid or unenforceable, the remaining provisions shall continue in full force. Any provision held overbroad shall be modified to the minimum extent necessary to render it enforceable.

(d)	Successors and Assigns. This Agreement is personal to the Executive and may not be assigned by him. The Company may assign this Agreement only to a successor to all or substantially all of the business or assets of the Company, provided that such successor expressly assumes this Agreement in writing before or at the effective time of such transaction. The Company’s failure to obtain such written assumption shall constitute Good Reason. This Agreement shall be binding on, and inure to the benefit of, the Company, the Executive and their respective permitted successors, assigns, heirs and representatives.

(e)	Notices. Notices shall be in writing and delivered personally, by nationally recognized overnight courier, or by certified mail to the addresses set forth on the signature page, or to such other address as a Party may designate in writing.

(f)	Survival. Sections 4(c), 4(g), 5 through 12 and Sections 14 through 19 survive termination of this Agreement.

(g)	Counterparts. This Agreement may be executed in counterparts, including by electronic signature, each of which is an original and all of which together constitute one instrument.

(h)	Captions. Captions are for convenience only and do not affect interpretation.

20.	Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT HE HAS HAD A FULL AND REASONABLE OPPORTUNITY TO CONSIDER ITS TERMS AND TO CONSULT WITH COUNSEL OF HIS CHOOSING, AND THAT HE ENTERS INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NEXTBOAT INC.

By:	/s/ Chad Corbin
Name:	Chad Corbin
Title:	Chief Financial Officer
Address:	1701 Jel Wade Drive Wilmington, NC 28401

EXECUTIVE

/s/ Ross Tannenbaum
Ross Tannenbaum
Address:

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EXHIBIT A

Permitted Outside Businesses

Supreme Marine Services (Floating Docks)

Supreme Outdoor Lighting (Outdoor lighting)

Palm Beach Electronics (Technology for homes)

Ocean Treasure Suites (Beachfront Motel)

Courtyard Villas (Oceanfront Villas)

Marina-by-the-Sea (Marina)

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EXHIBIT B

FORM OF GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is entered into by Ross Tannenbaum (the “Executive”) in favor of NextBoat Inc., a Nevada corporation (the “Company”), pursuant to Section 5(f) of the Executive Employment Agreement between the Executive and the Company dated [________], 2026 (the “Employment Agreement”). Capitalized terms used but not defined in this Release have the meanings given in the Employment Agreement.

1.	Separation. The Executive’s employment with the Company terminated effective [________] (the “Termination Date”). [The Executive acknowledges receipt of all Accrued Amounts payable under Section 5(a) of the Employment Agreement,] and that those amounts are owed regardless of whether the Executive signs this Release.

2.	Consideration. In exchange for this Release, and subject to the Executive executing and not revoking it within the period described in Section 5(f) of the Employment Agreement, the Company shall provide the severance payments and benefits described in [Section 5(b)] [Section 5(c)] of the Employment Agreement. The Executive acknowledges that those payments and benefits are in addition to anything of value to which he is otherwise entitled.

3.	General Release by the Executive. Subject to Section 4, the Executive, on behalf of himself and his heirs, executors, administrators, representatives, and assigns (the “Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each member of the Company Group, and each of their respective past and present parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective officers, directors, employees, stockholders, agents, attorneys, insurers, and benefit plans and plan fiduciaries, in their corporate and individual capacities (the “Released Parties”), from any and all claims, demands, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses, including attorneys’ fees, of any kind, whether known or unknown, that the Releasors have or ever had against the Released Parties arising out of or relating to the Executive’s employment with, service to, or separation from the Company Group, in each case arising from any act, omission, or occurrence through the date the Executive signs this Release, including:

(a)	claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of Title 42 of the United States Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act with respect to unvested benefits, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the Immigration Reform and Control Act, and the Sarbanes-Oxley Act, each as amended;

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(b)	claims under the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida Minimum Wage Act, the Florida Equal Pay Act, and any other federal, state, local, or foreign statute, regulation, ordinance, or common law that may lawfully be waived, including claims under the laws of the State of North Carolina and any other jurisdiction in which the Executive performed services;

(c)	claims for wages, salary, bonuses, commissions, incentive or deferred compensation, equity or equity-based compensation, paid time off, expense reimbursement, and severance, in each case other than as provided in Section 4;

(d)	claims for wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, retaliation, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, fraud, misrepresentation, and any other tort; and

(e)	claims for attorneys’ fees, costs, or disbursements.

The identification of specific statutes is for example only, and the omission of any statute does not limit the scope of this Release.

4.	Claims Not Released. This Release does not waive or release:

(a)	any right to the severance payments and benefits described in Section 2, any unpaid Accrued Amounts, any Annual Bonus earned but unpaid for a completed fiscal year, and any other payment or benefit payable under Section 5(b), Section 5(c), Section 5(d), or any other provision of the Employment Agreement that survives the Termination Date;

(b)	any vested benefit under any Company Group employee benefit plan, and any right to continuation coverage under COBRA;

(c)	any right with respect to equity awards that are vested or that remain eligible to vest under the Employment Agreement or the applicable award agreements, including the right to exercise vested options in accordance with their terms;

(d)	any right to indemnification, contribution, or advancement of expenses under the Employment Agreement, the Company’s articles of incorporation or bylaws, any indemnification agreement, or applicable law, or any right as an insured under any directors’ and officers’ liability insurance policy;

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(e)	any rights the Executive may have in his capacity as a stockholder, optionholder, or other equityholder of the Company or any member of the Company Group, including rights to receive shares, distributions, notices, information, voting rights, transfer rights, or consideration in connection with any corporate transaction;

(f)	any claim for workers’ compensation benefits or unemployment compensation benefits;

(g)	any claim arising after the date the Executive signs this Release; or

(h)	any claim that cannot be waived or released as a matter of law.

5.	Release by the Company. In consideration of the Executive’s execution and non-revocation of this Release, the Company, on behalf of itself and each member of the Company Group, releases and forever discharges the Executive and his heirs, executors, administrators, representatives, and assigns from any and all claims, demands, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses, including attorneys’ fees, of any kind, whether known or unknown, that the Company or any member of the Company Group has or ever had against the Executive arising from any act, omission, or occurrence through the date the Company signs this Release; provided, however, that this release does not waive or release any claim based on fraud, criminal misconduct, intentional misconduct, willful breach of fiduciary duty, or any claim that cannot be waived or released as a matter of law.

6.	Protected Rights. Nothing in this Release limits the Executive’s right to file a charge or complaint with, or to communicate or cooperate with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or regulatory authority, or to participate in any investigation or proceeding conducted by such an agency. The Executive is not required to notify the Company before doing so. The Executive waives any right to individual monetary relief in connection with any such charge or complaint, except that the Executive does not waive any right to receive a whistleblower award under Section 21F of the Securities Exchange Act of 1934 or any other law. Under the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable for disclosing a trade secret in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a filing made under seal in a lawsuit.

7.	No Pending Claims. The Executive represents that he has not filed, and has not assigned to any person the right to file, any claim, charge, complaint, or action against any Released Party, other than any charge or complaint permitted by Section 6.

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8.	Continuing Obligations. The Executive reaffirms his obligations under Sections 6 through 11 and Section 13 of the Employment Agreement, including cooperation, confidentiality, the restrictive covenants, non-disparagement, proprietary rights, and Company policies, each of which survives the Termination Date in accordance with its terms; provided that this reaffirmation does not expand, modify, restart, or extend any restrictive covenant period or other post-employment obligation, and does not waive any defense to enforceability. The Executive confirms that he has returned, or will return by the Termination Date, all material Company Group property, documents, and data in his possession or control, in any form, other than information retained automatically in backups or personal devices subject to ordinary deletion protocols and copies reasonably retained for purposes of taxes, compensation, benefits, equity, indemnification, insurance, enforcing preserved rights, or complying with legal obligations.

9.	No Admission. Nothing in this Release is an admission by either party of any wrongdoing or liability, each of which is expressly denied.

10.	Knowing and Voluntary Acknowledgment. The Executive acknowledges that:

(a)	he has read this Release in its entirety and understands all of its terms;

(b)	he has been given [twenty-one (21)] [forty-five (45)] days from receipt of this Release to consider it before signing, and if he signs before the end of that period, he does so voluntarily and waives the remainder;

(c)	he has been advised in writing to consult with an attorney before signing this Release and has had the opportunity to do so;

(d)	he may revoke this Release as to claims under the Age Discrimination in Employment Act within seven (7) days after signing it, by delivering written notice of revocation to the Company at the address in Section 19(e) of the Employment Agreement before the end of that period;

(e)	he is receiving consideration beyond anything of value to which he is already entitled; and

(f)	he is not waiving any right or claim that arises after he signs this Release.

[If the Executive’s termination occurs in connection with an exit incentive or other employment termination program offered to a group or class of employees, the forty-five (45) day period applies and the disclosures required by 29 U.S.C. Section 626(f)(1)(H) shall be attached as Appendix 1.]

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11.	Effective Date. This Release becomes effective on the eighth (8th) day after the Executive signs it, provided he has not revoked it under Section 10(d) (the “Effective Date”) and provided the Company has countersigned it. No severance payment or benefit described in Section 2 is payable before the Effective Date. If the Executive revokes this Release, it is void and no severance payment or benefit is owed; provided that such revocation does not affect the Executive’s right to receive Accrued Amounts or any other rights that are not conditioned on this Release.

12.	Section 409A. This Release is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted consistently with Section 14 of the Employment Agreement. If the period during which the Executive may consider and revoke this Release spans two taxable years, any payment conditioned on this Release shall be made or commence in the later taxable year. The Company shall administer the timing of all payments and benefits in a manner consistent with the Employment Agreement and Section 409A and shall not delay or withhold any payment or benefit beyond the time permitted or required under the Employment Agreement and applicable law.

13.	Miscellaneous. This Release is governed by the laws of the State of Florida, without regard to conflict of laws principles, and Section 18 of the Employment Agreement, including its jury waiver, applies to any dispute under this Release. If any provision is held invalid or unenforceable, the remaining provisions continue in full force. This Release may be executed in counterparts, including by electronic signature. This Release and the Employment Agreement contain the entire understanding of the parties with respect to its subject matter.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT, AND SIGNS IT KNOWINGLY AND VOLUNTARILY.

EXECUTIVE

Ross Tannenbaum

Date:

AGREED AND ACKNOWLEDGED BY NEXTBOAT INC.

By:
Name:	[NAME]
Title:	[TITLE]
Date:

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